EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:

Media Relations Ed Bryson MetaSolv Software, Inc. (972) 543-5117 ebryson@metasolv.com	Investor Relations Glenn Etherington, CFO MetaSolv Software, Inc. (972) 403-8501 getherington@metasolv.com

MetaSolv Completes Executive Leadership Transition

PLANO, TEXAS, April 28, 2004 – MetaSolv, Inc. (NASDAQ: MSLV), a global leader in comprehensive service fulfillment solutions for next-generation communications service providers, today announced that John E. Berndt has been named Chairman of the Board of Directors, effective June 16, 2004, the date of the company’s annual shareholder meeting. Berndt replaces James P. Janicki, Executive Chairman of the Board and chief software architect for MetaSolv since July 2003, and a member of the board since 1994. Janicki is resigning from these positions to pursue a new position as Entrepreneur in Residence with Austin Ventures, a leading venture capital firm, and a major investor in MetaSolv. Janicki served as MetaSolv CEO from 1998 until 2003, and in other positions including president and chief technical officer since he founded the company in 1992.

Berndt’s more than 40 years of experience in telecommunications includes serving as president of Sprint International from 1998 to 2000, and prior to that, executive positions with Fluor Daniel Telecom and AT&T. In addition, he serves as a member of the Board of Directors of other telecommunications and technology firms. Berndt was elected to MetaSolv’s Board of Directors in May 2002.

“John has drawn on his distinguished career in the communications industry to provide valuable insight and advice to MetaSolv since he joined our board. We look forward to working together with John in the Chairman’s role to continue our steady progress in solidifying MetaSolv’s position as a leader in telecommunications service fulfillment software solutions,” said T. Curtis Holmes, Jr., MetaSolv CEO and President. “We wish Jim every success in his future endeavors, and we are grateful for his years of leadership and inspiration. MetaSolv will continue to benefit from his legacy of high energy, enthusiasm, and expertise in telecommunications management software.”

Under Janicki’s leadership, MetaSolv grew from a small technology start up to a recognized global leader in telecommunications operations support system (OSS) solutions. Janicki is the recipient of numerous honors including the Ernst & Young Entrepreneur of the Year Award and the Tech Titan Corporate CEO award from the Dallas Metroplex Technology Business Council. Janicki’s planned resignation completes a leadership transition strategy set in motion last summer when Holmes assumed CEO responsibilities, in addition to continuing to serve as company president.

“My twelve years with MetaSolv have been the most challenging and rewarding of my career, and I am grateful to the many friends and colleagues that contributed to our success and to making this such a special experience,” said Janicki. “I believe that MetaSolv’s strong leadership position in the OSS industry is secure, and the company’s future is bright – supported by a strong executive team and a committed workforce. Now is the right time for me to make a career change, leveraging the valuable experience and lessons from MetaSolv to help innovative, emerging companies achieve their full potential.”

Effective with Berndt’s becoming chairman, the Company will also terminate the board position of lead outside director. John W. White, who has held that position since July 2003, will continue in his role as a director of the Company.

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About MetaSolv

MetaSolv, Inc. (Nasdaq:MSLV) is a global leader in comprehensive service fulfillment software solutions for communications service providers. MetaSolv’s multi-service order management, network resource management, and service activation capabilities automate the order-to-activate provisioning process for next-generation IP-based wireline and mobile service providers. More than 180 service providers from around the world – including Brasil Telecom, Bell Canada, BT, Cable & Wireless, Nextel, O2, T-Mobile, Vodafone, and others – use MetaSolv’s solutions to achieve increased revenues, reduced costs, and enhanced customer service. MetaSolv is a global company, headquartered in Plano, Texas.

MetaSolv is a registered trademark. The MetaSolv logo and MetaSolv Solution are trademarks of MetaSolv Software, Inc. All other trademarks are property of their respective owners

This press release contains forward-looking statements that are based upon current expectations and assumptions and involve a number of risks and uncertainties. Actual results could differ materially from MetaSolv’s current expectations. MetaSolv assumes no obligation to update any such forward-looking statement. Using the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, MetaSolv cautions you that these statements may be affected by the important factors, among others, described in the documents and reports filed by MetaSolv from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for 2002, as well as by other factors, including, but not limited to: the variance of quarterly operating results; the Company’s ability to successfully manage and integrate acquisitions; the Company’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; the Company’s continued use of strategic relationships; its ability to manage growth; the Company’s international operations; its ability to meet customer expectations; the quality of the Company’s software delivered; competition; consolidation within the telecommunications industry; limitations on the ability of customers to obtain adequate financing; and the Company’s ability to reduce its cost structure.

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